Exhibit 99.1

SKYLINE CHAMPION APPOINTS CHIEF GROWTH OFFICER

Troy, Michigan -- (BUSINESS WIRE) – Skyline Champion Corporation (NYSE: SKY) (“Skyline Champion”), today announced that Tim Larson will join Skyline Champion as its first Chief Growth Officer, a newly created position that will lead development and delivery of the company’s customer experience strategy and omni-channel platform.

“We’re excited to welcome Tim to Skyline Champion, and we look forward to the expertise that he will bring to our organization as we continue to grow the company and elevate our customer experience,” said Mark Yost, Skyline Champion’s President and Chief Executive Officer. “Skyline Champion is investing in its online digital experience, creating an end-to-end platform where consumers can design, configure, price, and order, their homes online. We’ve seen tremendous interest and engagement from consumers and believe use of our digital platform to customize and purchase homes will continue to grow. Tim brings leading expertise in understanding and taking care of the end customer to help us and our channel partners grow. With him in this role, I’m confident Skyline Champion will be able to develop industry best solutions and experiences for consumers and create growth opportunities for our company.”

Mr. Larson brings significant experience and proven performance transforming the customer experience across a diverse portfolio of brands and industries.

Mr. Larson previously served as Chief Marketing Officer and Senior Vice President, Global Customer Excellence for Polaris Industries. At Polaris Industries, he envisioned and developed the end-to-end customer experience vision, including executing strategies for product, marketing, service, and the dealer network, which supported the Company’s growth to over $5 billion in annual sales. Mr. Larson also served as President and Chief Executive Officer of Jostens, Inc., where he led the reimagining and transforming of a legacy business to evolve and grow the company, including building the e-commerce business from inception.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) is the largest independent, publicly traded, factory-built housing company in North America and employs more than 7,000 people. With almost 70 years of homebuilding experience and 40 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, hospitality, senior and workforce housing sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 18 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well known brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, Titan Homes in the U.S., and Moduline and SRI Homes in western Canada.

Exhibit 99.1

Investor contact information:

Kevin Doherty

investorrelations@championhomes.com

(248) 614-8211